EXHIBIT 5.1

                               PROSKAUER ROSE LLP
                                  1585 Broadway
                          New York, New York 10036-8299

January 29, 1999

Network Event Theater, Inc.
529 Fifth Avenue
New York, New York  10017

Dear Sirs:

We are acting as counsel to Network Event Theater, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 2,947,753 shares (the "Shares") of common stock, par value $.01 per share, of the Company.

We have examined such records, documents and other instruments as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We have also assumed without investigation the authenticity of any document submitted to us as an original, the conformity to originals of any document submitted to us as a copy, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons signing such documents.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion relates only to matters of the General Corporation Law of the State of Delaware and does not purport to express any opinion on the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters." In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PROSKAUER ROSE LLP